Exhibit 99.1

News Release
Date: July 27, 2010 Nalco Reports Second Quarter 2010 Financial Results	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

•	Strong top line growth – 19% nominal and 17% organic sales increase

•	Earnings gains – Adjusted EPS up 215%; Adjusted EBITDA Up 40%

(Naperville, Illinois) — Nalco (NYSE: NLC), providing essential expertise for water, energy and air, generated strong revenue and earnings growth for the second quarter ended June 30, 2010, partially aided by its role in supporting Gulf of Mexico response efforts.

Second quarter revenue grew 19 percent to $1.09 billion, largely due to 17 percent organic growth. Excluding $70 million in sales of dispersants used by the government and BP in responding to the Gulf of Mexico oil spill, sales grew 9 percent organically.

Net earnings of $57 million resulted in second quarter diluted earnings per share (EPS) of 41 cents compared to the year-ago 21 cent loss driven by restructuring charges and early debt extinguishment losses. Adjusted EPS was 41 cents in the second quarter of 2010 compared to 13 cents in the prior-year second quarter after adding back unusual items. (See Attachment 7)

Adjusted EBITDA of $199 million (see Attachment 5) was the Company’s best historical second quarter performance and 40 percent above 2009 second quarter Adjusted EBITDA of $142 million. The beneficial impacts of higher sales volumes and productivity gains of $35 million more than offset BRIC+ investments.

“We are on track toward doubling our base revenue growth by executing our growth strategies and driving productivity improvements. Investments in BRIC+ geographies, our water treatment automation platform and capture of new energy industry projects are among many initiatives driving sales and earnings expansion,” said Chairman and Chief Executive Officer Erik Fyrwald.

NALCO COMPANY

Energy, Paper and Water Services segments increased sales organically by 14, 9 and 6 percent, respectively, excluding Gulf spill activity. Energy results were driven by a doubling of the Adomite drilling-support business and 21 percent organic growth in oil field services aided by a large Middle East product sale related to the start-up of a new unit. Paper Services growth was concentrated in Asia and North America. Water Services sales expanded fastest in mining, metals, manufacturing and chemical markets that had been particularly hard-hit early in 2009.

Geographically, respective nominal and organic percentage sales changes excluding dispersant sales were as follows: Latin America (+23, +15), Asia (+18, +12), North America (+11, +9) and Europe, Africa and Middle East (+4, +6). BRIC+ growth was more than 40 percent nominally, reflecting continued benefits from the Company’s aggressive growth investment strategy in these key markets.

Free Cash Flow was $71 million in the quarter, as substantial improvement in receivable and inventory days during the quarter limited the normal working capital investment that results from substantial sequential sales growth. The second quarter tax rate of 42 percent contributes to a full-year tax rate expectation of 36 to 37 percent on an adjusted basis. (See Attachment 8)

“We are growing in every region with our leading technology, commitment to service excellence and responsiveness to customer needs,” Fyrwald said. “While putting substantial effort into the 2 percent of sales this year from Gulf spill dispersants, we remained focused on driving execution excellence across our core businesses – helping industry save water, improve energy efficiency, reduce emissions, increase productivity and turn out better quality products.”

Year-to-date Results and 2010 Expectations

Year-to-date revenues increased 15 percent nominally to $2.04 billion, with organic sales in Energy, Paper and Water up 18, 8 and 5 percent respectively. Excluding dispersants, Energy Services organic sales were up 8 percent in the first half of the year, and total Company sales increased 7 percent through the first six months.

Year-to-date EPS is 59 cents compared to the year-ago first-half 4 cent loss. Adjusted EPS – adding back restructuring and unusual items – has more than doubled to 73 cents per share from the year-earlier first half 30 cents per share. Adjusted EBITDA is up 30 percent year-to-date to $363 million. Year-to-date Free Cash Flow stands at $45 million.

On the basis of this strong performance, Nalco increased elements of its outlook for 2010 performance. Including July dispersant sales of $15 million that the Company expects will conclude its support of the Gulf crisis response, organic

NALCO COMPANY

revenues are expected to increase at a high single digit rate for the year. With organic sales up 11 percent on this basis through six months, this means second-half sales are expected to be up mid-single-digits organically. Adjusted EBITDA is expected to exceed $735 million, and Adjusted EPS is expected to exceed $1.40. Free Cash Flow is now expected to exceed $150 million.

“We correctly anticipated a slow recovery in developed country markets when we started the year. However, the actions we are taking to continue to improve our performance give us confidence in our ability to deliver against the increased guidance despite weak economic conditions in a number of markets,” Fyrwald said.

Conference Call/Webcast

Nalco will discuss second quarter 2010 results in a conference call and audio-only Webcast to be held on Wednesday, July 28 at 10 a.m. ET. Information on the conference call and Webcast is available on our website at www.nalco.com/investors.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2009, Nalco achieved sales of more than $3.7 billion. For more information visit www.nalco.com.

Follow us on Twitter at www.twitter.com/Nalco_News and www.twitter.com/NalcoCompany.

Non-GAAP Financial Measures

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. EBITDA is a non-GAAP measure used by management as an internal operating metric and for enterprise valuation purposes. Adjusted EBITDA is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Noncontrolling Interest charges. Adjusted EPS is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to reported EPS as shown on Nalco’s Statement of Operations is included in Attachment 7. Adjusted Effective Tax Rate is defined as the income tax provision excluding the tax expense (benefit) of specified transactions, divided by earnings before income taxes excluding the earnings (loss) before income taxes attributable to those specified transactions. It is reconciled to the actual effective tax rate on Attachment 8. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint

NALCO COMPANY

venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Forward-looking Statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers and other third parties, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings Per Share Data (Unaudited)
8.	Adjusted Effective Income Tax Rate (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited) June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$149.2	$127.6
Accounts receivable, less allowances of $18.6 in 2010 and $17.8 in 2009	712.3	681.2
Inventories:
Finished products	271.5	232.6
Materials and work in process	82.7	81.2

	354.2	313.8
Prepaid expenses, taxes and other current assets	180.7	122.2

Total current assets	1,396.4	1,244.8

Property, plant, and equipment, net	652.5	678.1
Intangible assets:
Goodwill	1,736.3	1,800.0
Other intangibles, net	1,035.4	1,055.9
Other assets	176.1	186.0

Total assets	$4,996.7	$4,964.8

Liabilities and equity
Current liabilities:
Accounts payable	$344.3	$315.4
Short-term debt	185.2	229.8
Other current liabilities	342.5	380.6

Total current liabilities	872.0	925.8

Other liabilities:
Long-term debt	2,732.7	2,714.3
Deferred income taxes	292.5	202.9
Accrued pension benefits	398.4	418.1
Other liabilities	208.1	212.1

Equity:
Nalco Holding Company shareholders’ equity	466.0	471.6
Noncontrolling interests	27.0	20.0

Total equity	493.0	491.6

Total liabilities and equity	$4,996.7	$4,964.8

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in millions, except per share amounts)

	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Net sales	$1,086.6	$913.1	$2,043.2	$1,781.5
Operating costs and expenses:
Cost of product sold	592.3	502.7	1,107.1	992.1
Selling, administrative and research expenses	327.9	304.8	634.4	581.8
Amortization of intangible assets	10.7	11.7	21.4	23.3
Restructuring expenses	0.7	43.9	2.2	44.2

Total operating costs and expenses	931.6	863.1	1,765.1	1,641.4

Operating earnings	155.0	50.0	278.1	140.1

Other income (expense), net	1.4	(14.3)	(17.5)	(11.5)
Interest income	0.7	0.8	2.9	2.1
Interest expense	(58.4)	(65.6)	(117.1)	(123.5)

Earnings (loss) before income taxes	98.7	(29.1)	146.4	7.2

Income tax provision (benefit)	41.8	(1.8)	63.4	9.8

Net earnings (loss)	56.9	(27.3)	83.0	(2.6)

Less: Net earnings attributable to noncontrolling interests	0.2	1.9	1.1	3.4

Net earnings (loss) attributable to Nalco Holding Company	$56.7	$(29.2)	$81.9	$(6.0)

Net earnings (loss) per share attributable to Nalco Holding Company common shareholders:
Basic	$0.41	$(0.21)	$0.59	$(0.04)

Diluted	$0.41	$(0.21)	$0.59	$(0.04)

Weighted-average shares outstanding (millions):
Basic	138.3	138.2	138.3	138.2

Diluted	139.2	138.2	139.2	138.2

Cash dividends declared per share	$0.035	$0.035	$0.07	$0.07

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Operating activities
Net earnings (loss)	$83.0	$(2.6)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	61.1	69.4
Amortization	21.4	23.3
Amortization of deferred financing costs	6.1	5.1
Loss on early extinguishment of debt	—	16.4
Other, net	48.6	22.9
Changes in operating assets and liabilities	(116.1)	150.6

Net cash provided by operating activities	104.1	285.1

Investing activities
Additions to property, plant, and equipment, net	(57.8)	(41.1)
Business purchases, net of cash acquired	(6.0)	(23.7)
Other, net	(0.3)	(0.9)

Net cash used for investing activities	(64.1)	(65.7)

Financing activities
Cash dividends	(9.7)	(9.6)
Changes in short-term debt, net	(48.1)	(34.1)
Proceeds from long-term debt	64.0	1,239.5
Repayments of long-term debt	(0.1)	(1,216.0)
Redemption premium on early extinguishment of debt	—	(9.2)
Deferred financing costs	(1.5)	(53.9)
Other, net	(1.7)	(2.1)

Net cash provided by (used for) financing activities	2.9	(85.4)
Effect of exchange rate changes on cash and cash equivalents	(21.3)	5.6

Increase in cash and cash equivalents	21.6	139.6
Cash and cash equivalents at beginning of period	127.6	61.8

Cash and cash equivalents at end of period	$149.2	$201.4

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

Segment Information

(Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Water Services	$433.2	$397.0	$849.0	$766.2
Paper Services	181.5	164.6	359.9	322.3
Energy Services	471.9	351.5	834.3	693.0

Net sales	$1,086.6	$913.1	$2,043.2	$1,781.5

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Segment direct contribution:
Water Services	$81.3	$68.6	$164.0	$125.0
Paper Services	29.1	26.2	58.8	45.4
Energy Services	122.5	78.2	204.8	152.4

Total segment direct contribution	232.9	173.0	427.6	322.8

Expenses not allocated to segments:
Administrative expenses	66.5	67.4	125.9	115.2
Amortization of intangible assets	10.7	11.7	21.4	23.3
Restructuring expenses	0.7	43.9	2.2	44.2

Operating earnings (loss)	155.0	50.0	278.1	140.1
Other income (expense), net	1.4	(14.3)	(17.5)	(11.5)
Interest income	0.7	0.8	2.9	2.1
Interest expense	(58.4)	(65.6)	(117.1)	(123.5)

Earnings (loss) before income taxes	$98.7	$(29.1)	$146.4	$7.2

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

EBITDA

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Net earnings (loss) attributable to Nalco Holding Company	$56.7	$(29.2)	$81.9	$(6.0)
Income tax provision (benefit)	41.8	(1.8)	63.4	9.8
Interest expense, net of interest income	57.7	64.8	114.2	121.4
Depreciation	30.9	36.5	61.1	69.4
Amortization	10.7	11.7	21.4	23.3

EBITDA	197.8	82.0	342.0	217.9
Restructuring expenses	0.7	43.9	2.2	44.2
Foreign exchange loss from devaluation of Venezuelan bolivar fuerte	—	—	18.4	—
Loss on early extinguishment of debt	—	16.4	—	16.4

Adjusted EBITDA	$198.5	$142.3	$362.6	$278.5

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Free Cash Flow

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Net cash provided by operating activities	$102.4	$118.4	$104.1	$285.1
Net earnings attributable to noncontrolling interests	(0.2)	(1.9)	(1.1)	(3.4)
Additions to property, plant, and equipment, net	(31.4)	(22.3)	(57.8)	(41.1)

Free cash flow	$70.8	$94.2	$45.2	$240.6

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Earnings Per Share Data

(Unaudited)

	Three Months ended June 30, 2010	Three Months ended June 30, 2009	Six Months ended June 30, 2010	Six Months ended June 30, 2009
Adjusted earnings per share attributable to Nalco Holding Company*	$0.41	$0.13	$0.73	$0.30
Restructuring expenses, net of tax	—	(0.27)	(0.02)	(0.27)
Foreign exchange loss from devaluation of Venezuelan bolivar fuerte, net of tax	—	—	(0.10)	—
Deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits	—	—	(0.02)	—
Loss on early extinguishment of debt, net of tax	—	(0.07)	—	(0.07)
Diluted net earnings per share attributable to Nalco Holding Company, as reported	$0.41	$(0.21)	$0.59	$(0.04)

*	Excludes after-tax impacts of restructuring expenses, foreign exchange loss from devaluation of Venezuelan bolivar fuerte, deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits, and loss on early extinguishment of debt.

ATTACHMENT 7

Nalco Holding Company and Subsidiaries

Adjusted Effective Income Tax Rate

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2010
	Earnings before IncomeTaxes	Income Tax Provision	Effective Income Tax Rate
As reported	$98.7	$41.8	42.4%
Less:
Restructuring expenses	(0.7)	—

As adjusted	$99.4	$41.8	42.1%

	Six Months ended June 30, 2010
	Earnings before IncomeTaxes	Income Tax Provision	Effective Income Tax Rate
As reported	$146.4	$63.4	43.3%
Less:
Restructuring expenses	(2.2)	0.1
Foreign exchange loss from devaluation of Venezuelan bolivar fuerte, net of tax	(18.4)	(4.2)
Deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits	—	2.6

As adjusted	$167.0	$64.9	38.9%

ATTACHMENT 8